Exhibit 99

Meridian Bancorp, Inc. Reports Record Net Income for the Second Quarter

And Six Months Ended June 30, 2017

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (July 25, 2017): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $11.3 million, or $0.22 per diluted share, for the quarter ended June 30, 2017, compared to $9.2 million, or $0.18 per diluted share, for the quarter ended March 31, 2017 and $5.9 million, or $0.11 per diluted share, for the quarter ended June 30, 2016. For the six months ended June 30, 2017, net income was $20.6 million, or $0.39 per diluted share, up from $13.4 million, or $0.26 per diluted share, for the six months ended June 30, 2016. The Company’s return on average assets was 0.97% for the quarter ended June 30, 2017, up from 0.82% for the quarter ended March 31, 2017 and 0.62% for the quarter ended June 30, 2016. For the six months ended June 30, 2017, the Company’s return on average assets was 0.90%, up from 0.72% for the six months ended June 30, 2016. The Company’s return on average equity was 7.28% for the quarter ended June 30, 2017, up from 6.03% for the quarter ended March 31, 2017 and 4.03% for the quarter ended June 30, 2016. For the six months ended June 30, 2017, the Company’s return on average equity was 6.66%, up from 4.57% for the six months ended June 30, 2016.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am proud to report record net income of $11.3 million for the second quarter of 2017, up 23% from the first quarter of 2017 and up 92% from the second quarter of 2016. Our net income was also up 54% to $20.6 million for the first half of 2017 from the first half of 2016. These record earnings were driven by increases in net interest income and loan swap fees earned from strong organic commercial loan portfolio growth, along with lower loan loss provisions resulting from outstanding credit quality.”

Mr. Gavegnano added, “As announced in June, our core banking franchise will be enhanced following the anticipated completion in the fourth quarter of our acquisition of Meetinghouse Bancorp, Inc. and Meetinghouse Bank, with approximately $118 million in assets, $80 million in loans, $99 million in deposits and two branches in Dorchester and Roslindale. Our expanding presence in the lucrative Boston market area and the continuing strength of our organic loan growth remain as vital elements of our strategic plan to gain market share and enhance stockholder value.”

The Company’s net interest income was $35.5 million for the quarter ended June 30, 2017, up $2.1 million or 6.3%, from the quarter ended March 31, 2017 and $6.0 million, or 20.4%, from the quarter ended June 30, 2016. The interest rate spread and net interest margin on a tax-equivalent basis were 3.01% and 3.24%, respectively, for the quarter ended June 30, 2017 compared to 2.99% and 3.20%, respectively, for the quarter ended March 31, 2017 and 3.15% and 3.36%, respectively, for the quarter ended June 30, 2016. For the six months ended June 30, 2017, net interest income increased $11.0 million, or 19.0%, to $68.8 million from the six months ended June 30, 2016. The net interest rate spread and net interest margin on a tax-equivalent basis were 3.01% and 3.22%, respectively, for the six months ended June 30, 2017 compared to 3.17% and 3.37%, respectively, for the six months ended June 30, 2016. The increases in net interest income were primarily due to loan growth, partially offset by increases in the average balances and costs of total deposits and borrowings for the quarter and six months ended June 30, 2017 compared to the respective prior periods.

Total interest and dividend income increased to $44.5 million for the quarter ended June 30, 2017, up $2.8 million, or 6.6%, from the quarter ended March 31, 2017 and $8.7 million, or 24.2%, from the quarter ended June 30, 2016, primarily due to growth in the Company’s average loan balances to $4.181 billion and a three basis point increase in the yield on loans to 4.26% on a tax-equivalent basis. The Company’s yield on interest-earning assets on a tax-equivalent basis was 4.03% for the quarter ended June 30, 2017, up five basis points from the quarter ended March 31, 2017 and down two basis points from the quarter ended June 30, 2016. For the six months ended June 30, 2017, the Company’s total interest and dividend income increased $16.2 million, or 23.2%, to $86.3 million from the six months ended June 30, 2016 primarily due to growth in the average loan balances of $806.9 million, or 24.6%, to $4.091 billion, partially offset by a decrease in the yield on loans on a tax-equivalent basis of five basis points to 4.24% for the six months ended June 30, 2017 compared to the six months ended June 30, 2016. The Company’s yield on interest-earning assets on a tax-equivalent basis decreased five basis points to 4.01% for the six months ended June 30, 2017 compared to 4.06% for the six months ended June 30, 2016.

Total interest expense increased to $9.1 million for the quarter ended June 30, 2017, up $654,000, or 7.8%, from the quarter ended March 31, 2017 and $2.7 million, or 41.8%, from the quarter ended June 30, 2016. Interest expense on deposits increased to $7.9 million for the quarter ended June 30, 2017, up $516,000, or 7.0%, from the quarter ended March 31, 2017 and $2.3 million, or 40.2%, from the quarter ended June 30, 2016 primarily due to growth in average total deposits to $3.668 billion and increases in the cost of average total deposits to 0.87%. Interest expense on borrowings increased to $1.1 million for the quarter ended June 30, 2017, up $138,000, or 14.1%, from the quarter ended March 31, 2017 and $395,000, or 54.6%, from the quarter ended June 30, 2016 primarily due to growth in average total borrowings to $356.3 million, and increases in the cost of average total borrowings to 1.26%. The Company’s cost of funds was 0.90% for the quarter ended June 30, 2017, up two basis points from the quarter ended March 31, 2017 and 10 basis points from the quarter ended June 30, 2016. Total interest expense increased $5.3 million, or 43.2%, to $17.5 million for the six months ended June 30, 2017 from the six months ended June 30, 2016. Interest expense on deposits increased $4.5 million, or 41.0%, to $15.4 million for the six months ended June 30, 2017 from the six months ended June 30, 2016 primarily due to the growth in average total deposits of $724.6 million, or 25.2%, to $3.600 billion and an increase in the cost of average total deposits of 10 basis points to 0.86%. Interest expense on borrowings increased $798,000, or 61.4%, to $2.1 million for the six months ended June 30, 2017 from the six months ended June 30, 2016 primarily due to the growth in average total borrowings of $111.6 million, or 48.1%, to $343.5 million and an increase in the cost of average total borrowings of 10 basis points to 1.23%. The Company’s cost of funds increased 10 basis points to 0.89% for the six months ended June 30, 2017 compared to the six months ended June 30, 2016.

Mr. Gavegnano noted, “Rising net interest income remains the most significant contributor to our increased profitability, reflecting growth in total loans of $755 million, or 21%, on total loan originations of $1.7 billion since June 30, 2016. Total loans and net interest income both rose 6% in the second quarter from the first quarter of 2017, while our net interest margin also rose four basis points, reflecting increases in asset yields and a stable cost of funds achieved by utilizing selective wholesale funding opportunities during the quarter. Our net interest margin has remained relatively stable over the last several years through proactive pricing management of loans, deposits and borrowings.”

The Company’s provision for loan losses was $1.5 million for the quarter ended June 30, 2017, down $122,000 from the quarter ended March 31, 2017 and $2.5 million from the quarter ended June 30, 2016. The allowance for loan losses was $43.2 million or 1.00% of total loans at June 30, 2017, compared to $41.8 million or 1.03% of total loans at March 31, 2017, $40.1 million or 1.02% of total loans at December 31, 2016, and $38.3 million or 1.08% of total loans at June 30, 2016. The changes in the provision and the allowance for loan losses were based on management’s assessment of loan portfolio growth and composition changes, declines in historical charge-off trends, reduced levels of problem loans and other improving asset quality trends.

Net charge-offs totaled $32,000 for the quarter ended June 30, 2017, or 0.00% of average loans outstanding on an annualized basis compared to net charge-offs of $4,000 for the quarter ended March 31, 2017, and net charge-offs of $25,000 for the quarter ended June 30, 2016. For the six months ended June 30, 2017, net charge-offs totaled $36,000, or 0.00% of average loans outstanding on an annualized basis compared to net charge-offs of $106,000 for the six months ended June 30, 2016, or 0.01% of average loans outstanding on an annualized basis.

Non-accrual loans were $11.5 million, or 0.27% of total loans outstanding, at June 30, 2017, down $2.2 million, or 16.1%, from March 31, 2017 and down $17.9 million, or 61.0%, from June 30, 2016. The reductions in non-accrual loans from June 30, 2016 were primarily due to the sale at foreclosure during the third quarter of 2016 of an $11.5 million multi-family construction loan in Boston that was originally placed on non-accrual status during the second quarter of 2015, along with reductions across all categories of non-accrual loans. Non-performing assets were $11.5 million, or 0.24% of total assets, at June 30, 2017, compared to $13.7 million, or 0.30% of total assets, at March 31, 2017 and $29.6 million, or 0.75% of total assets, at June 30, 2016.

Mr. Gavegnano commented, “Our outstanding asset quality improved further during the second quarter of 2017 with delinquent and non-performing loans declining to new historic lows and only insignificant loan charge-off activity. Even as we benefit from the favorable economic conditions in our metropolitan Boston market area, we continue to be highly disciplined in our loan underwriting, credit monitoring and loan collection processes.”

Non-interest income was $5.0 million for the quarter ended June 30, 2017, up from $4.1 million for the quarter ended March 31, 2017 and up from $2.6 million for the quarter ended June 30, 2016. Non-interest income increased $958,000, or 23.5%, as compared to the quarter ended March 31, 2017, primarily due to increases of $1.6 million in loan fees, partially offset by a decrease of $766,000 in gain on sales of securities, net. As compared to the quarter ended June 30, 2016, non-interest income increased $2.4 million, or 94.7%, primarily due to increases of $1.7 million in loan fees and $740,000 in gain on sales of securities, net. For the six months ended June 30, 2017, non-interest income increased $3.8 million, or 72.5%, to $9.1 million from $5.3 million for the six months ended June 30, 2016, primarily due to a $2.3 million increase in gain on sale of securities, net and a $1.4 million increase in loan fees. The increases in loan fees are primarily due to $1.3 million of loan swap fee income recognized in the second quarter of 2017.

Non-interest expenses were $21.4 million, or 1.83% of average assets for the quarter ended June 30, 2017, compared to $21.9 million, or 1.94% of average assets for the quarter ended March 31, 2017 and $19.3 million, or 2.03% of average assets for the quarter ended June 30, 2016. Non-interest expenses increased $2.1 million, or 10.8%, compared to the quarter ended June 30, 2016, due to increases of $773,000 in salaries and employee benefits, $386,000 in professional services, $281,000 in deposit insurance premiums, $254,000 in marketing and advertising, $220,000 in data processing, and $169,000 in occupancy and equipment expenses. For the six months ended June 30, 2017, non-interest expenses increased $4.7 million, or 12.3%, to $43.3 million from $38.6 million for the six months ended June 30, 2016, primarily due to increases of $1.9 million in salaries and employee benefits, $908,000 in professional services, $708,000 in occupancy and equipment expenses, $520,000 in deposit insurance premiums, $395,000 in marketing and advertising, and $342,000 in data processing expenses. The increases in salaries and employee benefits expenses reflect annual increases in employee compensation and health benefits during the first quarter of 2017. In addition, the increases in salaries and employee benefits, and occupancy and equipment expenses include costs associated with the expansion of our branch and regulatory compliance staff. Professional services increased primarily due to additional costs related to regulatory compliance projects. The Company’s efficiency ratio improved to 53.95% for the quarter ended June 30, 2017 compared to 61.02% for the quarter ended March 31, 2017 and 60.44% for the quarter ended June 30, 2016. For the six months ended June 30, 2017, the efficiency ratio was 57.31% compared to 61.21% for the six months ended June 30, 2016.

Mr. Gavegnano said, “Our efficiency ratio significantly improved in the second quarter of 2017 as a result of the increases in net interest income and loan swap fee income along with virtually flat overhead expense levels. We have successfully implemented many enhancements to our regulatory compliance infrastructure since late last year, with progress continuing. We also expect our non-interest expenses to normalize over the next several quarters, with further improvement in our operating efficiency.”

The Company recorded a provision for income taxes of $6.2 million for the quarter ended June 30, 2017, reflecting an effective tax rate of 35.5%, compared to $4.7 million, or an effective tax rate of 33.6%, for the quarter ended March 31, 2017, and $2.9 million, or an effective tax rate of 32.6%, for the quarter ended June 30, 2016. For the six months ended June 30, 2017, the provision for income taxes was $10.9 million, reflecting an effective tax rate of 34.7%, compared to $6.2 million, or an effective tax rate of 31.5%, for the six months ended June 30, 2016. The changes in the income tax provision and effective tax rate were primarily due to changes in the components of pre-tax income.

Total assets were $4.787 billion at June 30, 2017, up $148.7 million, or 3.2%, from $4.639 billion at March 31, 2017 and $351.4 million, or 7.9%, from $4.436 billion at December 31, 2016. Net loans were $4.256 billion at June 30, 2017, up $235.1 million, or 5.8%, from March 31, 2017, and $357.2 million, or 9.2%, from December 31, 2016. Loan originations totaled $400.7 million during the quarter ended June 30, 2017 and $826.7 million during the six months ended June 30, 2017. The net increase in loans for the six months ended June 30, 2017 was primarily due to increases of $151.0 million in commercial real estate loans, $132.7 million in multi-family loans, $42.0 million in commercial and industrial loans, $20.3 million in one- to four-family loans, and $14.7 million in construction loans. Cash and due from banks was $234.8 million at June 30, 2017, a decrease of $1.6 million, or 0.7% from December 31, 2016. Securities available for sale were $52.4 million at June 30, 2017, a decrease of $15.3 million, or 22.6%, from $67.7 million at December 31, 2016.

Total deposits were $3.660 billion at June 30, 2017, an increase of $3.3 million, or 0.1%, from $3.657 billion at March 31, 2017 and an increase of $184.1 million, or 5.3%, from $3.476 billion at December 31, 2016. Core deposits, which exclude certificate of deposits, increased $183.0 million, or 7.8%, during the six months ended June 30, 2017 to $2.531 billion, or 69.1% of total deposits. Total borrowings were $474.0 million, up $139.2 million, or 41.6%, from March 31, 2017 and $151.5 million, or 47.0%, from December 31, 2016.

Total stockholders’ equity increased $10.5 million, or 1.7%, to $626.7 million at June 30, 2017 from $616.2 million at March 31, 2017, and $19.4 million, or 3.2%, from $607.3 million at December 31, 2016. The increase for the six months ended June 30, 2017 was primarily due to net income of $20.6 million, $2.8 million related to stock-based compensation plans and $99,000 in accumulated other comprehensive income, reflecting an increase in the fair value of available-for-sale securities, partially offset by dividends of $0.08 per share totaling $4.1 million. Stockholders’ equity to assets was 13.09% at June 30, 2017, compared to 13.28% at March 31, 2017 and 13.69% at December 31, 2016. Book value per share increased to $11.68 at June 30, 2017 from $11.33 at December 31, 2016. Tangible book value per share increased to $11.43 at June 30, 2017 from $11.08 at December 31, 2016. Market price per share decreased $2.00, or 10.6%, to $16.90 at June 30, 2017 from $18.90 at December 31, 2016. At June 30, 2017, the Company and the Bank continued to exceed all regulatory capital requirements.

As of the quarter ended June 30, 2017, the Company had repurchased 2,059,611 shares of its stock at an average price of $13.71 per share, or 75.2% of the 2,737,334 shares authorized for repurchase under the Company’s repurchase program adopted in August 2015. The Company did not repurchase any of its shares during the six months ended June 30, 2017.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 31 full-service locations and one mobile location in the greater Boston metropolitan area. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
	(Dollars in thousands)
ASSETS
Cash and due from banks	$234,776	$327,663	$236,423	$101,735
Certificates of deposit	85,323	80,323	80,323	35,342
Securities available for sale, at fair value	52,362	59,058	67,663	131,942
Federal Home Loan Bank stock, at cost	22,579	18,629	18,175	17,818
Loans held for sale	2,257	1,022	3,944	2,397
Loans:
One- to four-family	552,762	544,025	532,450	447,131
Home equity lines of credit	42,599	42,642	42,913	47,412
Multi-family	695,602	587,180	562,948	490,724
Commercial real estate	1,927,572	1,791,468	1,776,601	1,568,224
Construction	517,471	567,352	502,753	484,858
Commercial and industrial	557,443	524,723	515,430	500,897
Consumer	10,058	9,710	9,712	9,568

Total loans	4,303,507	4,067,100	3,942,807	3,548,814
Allowance for loan losses	(43,229)	(41,764)	(40,149)	(38,317)
Net deferred loan origination fees	(4,443)	(4,593)	(3,990)	(3,902)

Loans, net	4,255,835	4,020,743	3,898,668	3,506,595
Bank-owned life insurance	41,325	41,033	40,745	40,155
Foreclosed real estate, net	—	—	—	183
Premises and equipment, net	40,621	41,099	41,427	40,821
Accrued interest receivable	11,068	10,070	10,381	9,246
Deferred tax asset, net	21,728	21,471	21,461	20,232
Goodwill	13,687	13,687	13,687	13,687
Other assets	5,853	3,914	3,105	8,923

Total assets	$4,787,414	$4,638,712	$4,436,002	$3,929,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing demand deposits	$457,009	$439,315	$431,222	$373,561
NOW deposits	779,208	748,465	630,413	452,451
Money market deposits	972,720	1,005,534	980,344	812,315
Regular savings and other deposits	321,674	323,136	305,632	300,522
Certificates of deposit	1,129,306	1,140,183	1,128,226	1,059,188

Total deposits	3,659,917	3,656,633	3,475,837	2,998,037
Short-term borrowings	40,000	—	—	—
Long-term debt	434,015	334,827	322,512	320,624
Accrued expenses and other liabilities	26,753	31,074	30,356	23,763

Total liabilities	4,160,685	4,022,534	3,828,705	3,342,424

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 53,649,946, 53,630,841, 53,596,105 and 53,688,566 shares issued at June 30, 2017, March 31, 2017, December 31, 2016 and June 30, 2016, respectively	537	536	536	537
Additional paid-in capital	392,446	391,316	390,065	389,318
Retained earnings	250,800	241,472	234,290	216,539
Accumulated other comprehensive income	1,905	2,034	1,806	99
Unearned compensation - ESOP, 2,617,198, 2,648,359, 2,678,800 and 2,739,682 at June 30, 2017, March 31, 2017, December 31, 2016 and June 30, 2016, respectively	(18,959)	(19,180)	(19,400)	(19,841)

Total stockholders’ equity	626,729	616,178	607,297	586,652

Total liabilities and stockholders’ equity	$4,787,414	$4,638,712	$4,436,002	$3,929,076

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$43,195	$40,489	$34,828	$83,684	$67,925
Interest on debt securities:
Taxable	83	119	238	202	504
Tax-exempt	8	10	32	18	65
Dividends on equity securities	291	277	418	568	818
Interest on certificates of deposit	196	212	135	408	305
Other interest and dividend income	736	645	188	1,381	406

Total interest and dividend income	44,509	41,752	35,839	86,261	70,023

Interest expense:
Interest on deposits	7,935	7,419	5,661	15,354	10,889
Interest on short-term borrowings	4	—	—	4	6
Interest on long-term debt	1,114	980	723	2,094	1,294

Total interest expense	9,053	8,399	6,384	17,452	12,189

Net interest income	35,456	33,353	29,455	68,809	57,834
Provision for loan losses	1,497	1,619	3,952	3,116	5,018

Net interest income, after provision for loan losses	33,959	31,734	25,503	65,693	52,816

Non-interest income:
Customer service fees	2,214	2,052	2,137	4,266	4,086
Loan fees	1,634	68	(22)	1,702	290
Mortgage banking gains, net	82	90	104	172	174
Gain on sales of securities, net	808	1,574	68	2,382	127
Income from bank-owned life insurance	292	288	296	580	598

Total non-interest income	5,030	4,072	2,583	9,102	5,275

Non-interest expenses:
Salaries and employee benefits	12,752	13,675	11,979	26,427	24,492
Occupancy and equipment	3,036	3,023	2,867	6,059	5,351
Data processing	1,474	1,379	1,254	2,853	2,511
Marketing and advertising	953	854	699	1,807	1,412
Professional services	1,106	1,135	720	2,241	1,333
Deposit insurance	813	691	532	1,504	984
Other general and administrative	1,271	1,120	1,271	2,391	2,469

Total non-interest expenses	21,405	21,877	19,322	43,282	38,552

Income before income taxes	17,584	13,929	8,764	31,513	19,539
Provision for income taxes	6,237	4,685	2,857	10,922	6,155

Net income	$11,347	$9,244	$5,907	$20,591	$13,384

Earnings per share:
Basic	$0.22	$0.18	$0.12	$0.40	$0.26
Diluted	$0.22	$0.18	$0.11	$0.39	$0.26
Weighted average shares:
Basic	51,003,967	50,949,634	51,026,985	50,976,950	51,298,334
Diluted	52,422,486	52,526,737	52,137,475	52,474,761	52,400,698

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	For the Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average Balance	Interest (1)	Yield Cost (1)(6)	Average Balance	Interest (1)	Yield Cost (1)(6)	Average Balance	Interest (1)	Yield Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$4,180,602	$44,431	4.26%	$4,000,857	$41,689	4.23%	$3,422,193	$36,000	4.23%
Securities and certificates of deposit	142,159	691	1.95	145,841	726	2.02	199,596	995	2.00
Other interest-earning assets (3)	239,590	736	1.23	243,478	645	1.08	69,914	188	1.08

Total interest-earning assets	4,562,351	45,858	4.03	4,390,176	43,060	3.98	3,691,703	37,183	4.05

Noninterest-earning assets	110,509			111,757			124,147

Total assets	$4,672,860			$4,501,933			$3,815,850

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$753,839	$1,598	0.85	$654,977	$1,219	0.75	$462,543	$646	0.56
Money market deposits	992,382	2,219	0.90	1,008,392	2,230	0.90	813,625	1,609	0.80
Regular savings and other deposits	317,656	114	0.14	307,940	108	0.14	296,638	106	0.14
Certificates of deposit	1,147,440	4,004	1.40	1,134,329	3,862	1.38	1,005,764	3,300	1.32

Total interest-bearing deposits	3,211,317	7,935	0.99	3,105,638	7,419	0.97	2,578,570	5,661	0.88
Borrowings	356,325	1,118	1.26	330,604	980	1.20	264,060	723	1.10

Total interest-bearing liabilities	3,567,642	9,053	1.02	3,436,242	8,399	0.99	2,842,630	6,384	0.90

Noninterest-bearing demand deposits	456,447			425,353			364,327
Other noninterest-bearing liabilities	25,732			27,312			22,909

Total liabilities	4,049,821			3,888,907			3,229,866
Total stockholders’ equity	623,039			613,026			585,984

Total liabilities and stockholders’ equity	$4,672,860			$4,501,933			$3,815,850

Net interest-earning assets	$994,709			$953,934			$849,073

Fully tax-equivalent net interest income		36,805			34,661			30,799
Less: tax-equivalent adjustments		(1,349)			(1,308)			(1,344)

Net interest income		$35,456			$33,353			$29,455

Interest rate spread (1)(4)			3.01%			2.99%			3.15%
Net interest margin (1)(5)			3.24%			3.20%			3.36%
Average interest-earning assets to average
interest-bearing liabilities		127.88%			127.76%			129.87%
Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$3,667,764	$7,935	0.87%	$3,530,991	$7,419	0.85%	$2,942,897	$5,661	0.77%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$4,024,089	$9,053	0.90%	$3,861,595	$8,399	0.88%	$3,206,957	$6,384	0.80%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended June 30, 2017, March 31, 2017 and June 30, 2016, yields on loans before tax-equivalent adjustments were 4.14%, 4.10% and 4.09%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 1.63%, 1.71% and 1.66%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.91%, 3.86% and 3.90%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016 was 2.89%, 2.87% and 3.00%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016 was 3.12%, 3.08% and 3.21%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	For the Six Months Ended
	June 30, 2017			June 30, 2016
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Cost (1)(6)	Balance	Interest (1)	Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$4,091,226	$86,121	4.24%	$3,284,321	$70,104	4.29%
Securities and certificates of deposit	143,990	1,418	1.99	215,600	2,028	1.89
Other interest-earning assets (3)	241,523	1,381	1.15	96,695	406	0.84

Total interest-earning assets	4,476,739	88,920	4.01	3,596,616	72,538	4.06

Noninterest-earning assets	111,130			118,614

Total assets	$4,587,869			$3,715,230

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$704,681	$2,817	0.81	$401,952	$1,146	0.57
Money market deposits	1,000,343	4,449	0.90	843,700	3,355	0.80
Regular savings and other deposits	312,825	222	0.14	293,550	209	0.14
Certificates of deposit	1,140,921	7,866	1.39	971,219	6,179	1.28

Total interest-bearing deposits	3,158,770	15,354	0.98	2,510,421	10,889	0.87
Borrowings	343,536	2,098	1.23	231,920	1,300	1.13

Total interest-bearing liabilities	3,502,306	17,452	1.00	2,742,341	12,189	0.89

Noninterest-bearing demand deposits	440,986			364,760
Other noninterest-bearing liabilities	26,517			22,413

Total liabilities	3,969,809			3,129,514
Total stockholders’ equity	618,060			585,716

Total liabilities and stockholders’ equity	$4,587,869			$3,715,230

Net interest-earning assets	$974,433			$854,275

Fully tax-equivalent net interest income		71,468			60,349
Less: tax-equivalent adjustments		(2,659)			(2,515)

Net interest income		$68,809			$57,834

Interest rate spread (1)(4)			3.01%			3.17%
Net interest margin (1)(5)			3.22%			3.37%
Average interest-earning assets to average
interest-bearing liabilities		127.82%			131.15%
Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$3,599,756	$15,354	0.86%	$2,875,181	$10,889	0.76%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$3,943,292	$17,452	0.89%	$3,107,101	$12,189	0.79%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the six months ended June 30, 2017, and 2016, yields on loans before tax-equivalent adjustments were 4.12% and 4.16%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 1.67% and 1.58%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.89% and 3.92%, respectively. Interest rate spread before tax-equivalent adjustments for the six months ended June 30, 2017, and 2016 was 2.89% and 3.03%, respectively, while net interest margin before tax-equivalent adjustments for the six months ended June 30, 2017, and 2016 was 3.10% and 3.23%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Key Performance Ratios
Return on average assets (1)	0.97%	0.82%	0.62%	0.90%	0.72%
Return on average equity (1)	7.28	6.03	4.03	6.66	4.57
Interest rate spread (1) (2)	3.01	2.99	3.15	3.01	3.17
Net interest margin (1) (3)	3.24	3.20	3.36	3.22	3.37
Non-interest expense to average assets (1)	1.83	1.94	2.03	1.89	2.08
Efficiency ratio (4)	53.95	61.02	60.44	57.31	61.21

	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
	(Dollars in thousands)
Asset Quality
Non-accrual loans:
One- to four-family	$7,667	$8,761	$8,487	$9,552
Home equity lines of credit	619	672	674	1,609
Commercial real estate	2,666	2,792	2,807	3,829
Construction	—	815	815	13,698
Commercial and industrial	529	646	653	737

Total non-accrual loans	11,481	13,686	13,436	29,425
Foreclosed assets	—	—	—	183

Total non-performing assets	$11,481	$13,686	$13,436	$29,608

Allowance for loan losses/total loans	1.00%	1.03%	1.02%	1.08%
Allowance for loan losses/non-accrual loans	376.53	305.16	298.82	130.22
Non-accrual loans/total loans	0.27	0.34	0.34	0.83
Non-accrual loans/total assets	0.24	0.30	0.30	0.75
Non-performing assets/total assets	0.24	0.30	0.30	0.75
Capital and Share Related
Stockholders’ equity to total assets	13.09%	13.28%	13.69%	14.93%
Book value per share	$11.68	$11.49	$11.33	$10.93
Tangible book value per share	$11.43	$11.23	$11.08	$10.67
Market value per share	$16.90	$18.30	$18.90	$14.78
Shares outstanding	53,649,946	53,630,841	53,596,105	53,688,566

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)	The efficiency ratio is a non-GAAP measure representing non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on sales of securities. The efficiency ratio is a common measure used by banks to understand expenses related to the generation of revenue. We have removed gains or losses on sales of securities as management deems them to be discretionary and not representative of operating performance.